Exhibit 10.3
Form of Restricted Stock Unit Contract
(Not Transferable)
     This Contract, by and between Arch Coal, Inc., a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”), is made and entered into as a separate inducement in connection with the Participant’s employment and not in lieu of any salary or other compensation for the Participant’s services, pursuant to which the company has awarded, x,xxx restricted stock units (“Units”) to the Participant, subject to the provisions of the Arch Coal, Inc. 1997 Stock Incentive Plan, as amended from time to time (the “Plan”), a copy of which has been provided to the Participant, and to the terms and conditions set forth below, which constitute the entire understanding between the Company and the Participant with respect to this Contract.
     This Contract is executed as of February 21, 2008.

Arch Coal, Inc.

By:

Sheila B. Feldman
Vice President — Human Resources

By:

Name
“Participant”

Terms and Conditions of Restricted Stock Unit Contract
1.	Definitions. Capitalized terms, not otherwise defined herein shall have the same meanings set forth in the Plan.
2.	Vesting Dates. The Units will vest in equal ratable amounts on February 21, 2011 and February 21, 2012 (each, a “Vesting Date”).
3.	Issuance of Shares of Stock. Subject to the provisions of this Contract, and unless deferred by the Participant, the Company shall issue to the Participant as soon as practicable following each Vesting Date, a number of whole shares of Stock equal to the number of Units vesting on such date. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 9, or any applicable law, rule or regulation.
4.	Non-transferable. The Participant agrees that the Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.	Change of Control. The units will vest automatically and without any further action on the part of the Company or the Participant immediately following any Change of Control.
6.	Sale of Subsidiary. The units will vest automatically and without any further action on the part of the Company or the Participant if the Participant is employed by a Subsidiary of the Company immediately following the sale or disposition of such Subsidiary by the Company; provided, however, that the Participant was not offered another position with the Company, which includes substantially equivalent salary, benefits, duties and responsibilities as the Participant’s last position.
7.	Tax Withholding. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Units or the issuance of shares of Stock upon vesting thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.
8.	Certificate Registration. The certificate for the shares of Stock issuable upon vesting of the Units shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
9.	Restrictions on Issuance of Shares. The issuance of shares of Stock upon vesting of the Units shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Units shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of the shares of Stock upon vesting of the Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
10.	Fractional Shares. The Company shall not be required to issue fractional shares upon the vesting of the Units.
11.	Termination of Employment. The Participant agrees that, upon his or her termination from the Company and its Subsidiaries for any reason (including Retirement, death or Disability) prior to the dates on which the Units vest, the Participant shall forfeit any and all rights he or she may have under this Contract or the Plan to any unvested Units on the Date of Termination.

12.	Stockholder Rights. Unless and until such time as the Participant forfeits his or her rights under this Contract in accordance with paragraph 11, the Participant shall be entitled to receive payment, in cash, of an amount equal to the dividends declared and paid from time to time on a share of Stock for each Unit then held by the Participant. Except as provided in the preceding sentence, the Participant shall have no other rights of a common stockholder of the Company, including the right to vote such stock at any meeting of the common stockholders of the Company as a result of his or her ownership of Units.
13.	Adjustments. The Units shall automatically and without any further action on the part of the Company or the Participant be adjusted if and to the extent that the Stock underlying the Units becomes subject to a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or other event.
14.	Personnel & Compensation Committee Actions. The Personnel & Compensation Committee (the “Committee”) of the Company’s Board of Directors may, in its discretion, remove, modify or accelerate the vesting schedule with respect to the Units under such circumstances as the Committee, in its discretion, shall determine, subject however to the terms of the Plan.
15.	Effect of Award on Employment. Nothing in this Contract shall be construed as an agreement for the continued employment of the Participant, and Company shall have the right to terminate the employment of the Participant at any time for any reason, with or without cause.
16.	Further Assurances. Each of the parties hereto agrees to execute and deliver all consents and other instruments and take all other actions deemed necessary or desirable by counsel for the Company to carry out each provision of this Contract and the Plan.
17.	Governing Law. The validity, interpretation, performance and enforcement of this Contract shall be governed by the laws of the State of Delaware, determined without regard to its conflict of law provisions.
18.	Plan Governs. This Contract has been executed pursuant to the Plan, and each and every provision of this Contract shall be subject to the provisions of such Plan and, except as otherwise provided herein, the terms therein shall govern this Contract. In the event of any conflict between the terms of this Contract and any other documents or materials provided to the Participant, the terms of this Contract.